Exhibit 99.1

Contact: Whirlpool Corporation

Media: Whirlpool Corporation Press Office, 269/923-7405

Media@Whirlpool.com

Financial: Greg Fritz, 269/923-2641

Investor_relations@whirlpool.com

WHIRLPOOL CORPORATION REPORTS FIRST-QUARTER

2010 RESULTS

Revenue increases 20 percent

Strong improvement in operating profit

BENTON HARBOR, Mich., April 26, 2010 — Whirlpool Corporation (NYSE: WHR) announced today that first-quarter net earnings rose 141 percent to $164 million, or $2.13 per diluted share, compared to $68 million, or $0.91 per diluted share reported during the same period last year. Sales of $4.3 billion increased 20 percent from the $3.6 billion reported in the first quarter of 2009. Excluding the impact of foreign exchange translation, the company’s first-quarter sales increased approximately 11 percent.

First-quarter operating profit totaled $241 million compared with $166 million in the prior year. Results were favorably impacted by cost reduction and productivity initiatives, increased sales volume and favorable foreign currency effects. These favorable factors were partially offset by lower price/mix. First-quarter adjusted operating profit1 totaled $287 million compared to $126 million in the prior year.

“We are pleased with the strong operational performance we reported in all of our regions,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “In addition, we are encouraged with the 18 percent increase in our global unit volumes during the quarter. Our results reflect our lower breakeven point, continued innovation investment, and our expanding global product offerings. By continuing to drive productivity improvements and leveraging our lower breakeven point, we are able to expand our operating margins and accelerate profitable growth.”

The company reported cash flow from operations of $71 million for the first quarter. Whirlpool Corporation generated free cash flow 2 of $(74) million during the first quarter compared with $(371) million in the prior year.

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America

First-quarter sales of $2.3 billion increased 7 percent from the prior year. Excluding the impact of foreign exchange translation, first-quarter sales increased approximately 5 percent. North America unit shipments increased 11 percent. U.S. industry unit shipments of major appliances (T7)3 increased 6 percent during the first quarter.

The North America region reported operating profit of $94 million compared to $164 million in the previous year. First-quarter 2010 results included an expense of $46 million related to special items compared to a benefit of $64 million in the prior year. Special items are described in the attached supplemental information. First-quarter 2010 adjusted operating profit for the North America region totaled $140 million compared to $100 million in the prior year. The improvement was primarily the result of cost reduction, productivity initiatives and increased sales volume. These factors were partially offset by lower year-over-year product price/mix.

Based on the current economic outlook, the company expects full-year 2010 U.S. industry unit shipments to increase between 3 percent and 5 percent compared to the previous outlook of a 2 percent to 4 percent increase.

Whirlpool Europe

Whirlpool Europe reported first-quarter sales of $739 million, a 6 percent increase from the prior year. Excluding the effects of currency, sales decreased approximately 2 percent. Overall industry unit demand during the quarter was equal to the prior year.

The region reported an operating profit of $27 million during the first quarter compared with the breakeven results reported in the previous-year period. Results were favorably impacted by cost reduction and productivity initiatives.

The company expects full-year 2010 industry unit shipments to be approximately equal to 2009 levels.

Whirlpool Latin America

Whirlpool Latin America reported record first-quarter net sales of $1.1 billion, an increase of 65 percent from the prior year. Excluding currency translation, sales increased approximately 40 percent.

Operating profit totaled $167 million in the first quarter compared with $57 million in the prior year. The improvement in profitability is primarily related to higher sales volumes, higher productivity and favorable foreign currency. These items were partially offset by lower price/mix. During the first quarter of 2009, the region recorded a $26 million expense related to an operating tax settlement which did not recur during 2010.

The company currently anticipates full-year 2010 Brazilian appliance shipments will increase approximately 10 percent compared to the previous outlook of a 5 percent to 10 percent increase.

Whirlpool Asia

Whirlpool Asia reported first-quarter sales of $192 million, increasing 60 percent from the prior year. Excluding the impact of currency, sales increased 49 percent. Operating profit during the quarter totaled $11 million, an increase of $6 million from the prior year. The year-over-year increase in operating profit was mainly attributable to higher unit volume and was partially offset by lower price/mix.

The company anticipates full-year 2010 industry unit shipments in Asia to be up 5 percent to 8 percent compared to the previous expectation of a 3 percent to 5 percent increase compared to 2009 levels.

Outlook

For the full-year 2010, Whirlpool Corporation expects earnings per diluted share between $8.00 and $8.50 compared to its previous outlook of $6.50 to $7.00. For the full year, the company expects to generate free cash flow2 of approximately $500 million to $600 million. This compares to the previous outlook of between $400 million and $500 million. The company’s earnings and free cash flow projections are based upon current economic forecasts and business plans.

“We are increasing our outlook to reflect our strong first-quarter results and our ongoing productivity initiatives,” said Fettig. “While economic uncertainty remains, Whirlpool Corporation is well positioned to substantially grow earnings from prior-year levels. Our innovation pipeline is strong and we continue to make the appropriate investments in our global brand offerings to drive growth across the company. This enables us to meet the needs of more people, nearly everywhere in the world, in more ways than ever before.”

(1) A reconciliation of adjusted operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on pages 11-13.

(2) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by operating activities and other important information, appears on page 14.

(3) T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

FIRST-QUARTER 2010 PRODUCT LAUNCHES

•	Whirlpool North America Region launched:

•

The Whirlpool brand Vantage laundry pair offering an LCD touch-screen interface and the industry’s first USB port. The top-load washer and dryer combine high-end design and technology – utilizing electronic and automotive technologies as well as new innovations to monitor and optimize resource efficiency.

•

A new Whirlpool brand side-by-side refrigerator with MicroEtch Spill Control Shelves, which prevent leaks and make it easier to clean the refrigerator than ever before. The MicroEtch technology eliminates the frames around each shelf to create wall-to-wall storage, offering 25 percent more usable shelf space than other Whirlpool side-by-side models – the most in the industry among leading brand side-by-side refrigerators.

•

The new Whirlpool brand Cabrio high efficiency top-load washer – the largest washer capacity on the market – and dryer. Along with the industry-first Eco Monitor, the new Cabrio washer utilizes a low water wash system that uses less water per load, yet delivers better cleaning performance and is more gentle than a traditional top-load washing machine.

•

A KitchenAid brand French-door refrigerator featuring contoured doors and chrome details. A full-color LCD screen displays use and care information and offers a kitchen timer, access to suggested ingredient substitutions and a USB port.

•	The Whirlpool brand tall-tub dishwasher that holds up to 12 place settings. The dishwasher features a one-hour wash cycle and is the most energy and water efficient in its class.

•	Whirlpool Europe Region launched:

•

The Whirlpool brand Ixelium gas cooktop, the first cooktop that never loses its shine. The Ixelium cooktop is scratch- and high-temperature resistant and easily cleaned with just water or natural non-aggressive detergents.

•

A line of Bauknecht brand Kosmos and Komfort built-in microwave ovens. New inverter technology allows for gentle cooking and more even results. Bauknecht microwave ovens can soften food like butter and ice cream.

•	The Bauknecht brand built-in Combi and Pure steamers to make healthy cooking easy. Cooking with steam preserves nutrients and the natural taste of food better than any other cooking method.

•	Whirlpool Latin America Region launched:

•	A new line of vacuum cleaners under the Brastemp brand name. Available in three models – Clean, Ative! and Fly – the vacuum cleaners are hygienic and bag free.

•

Consul brand Facilite, Super and Leve! vacuum cleaners. Consul brand entered the vacuum cleaner market in 2009, and the introduction of these three new models expands the brand’s presence in the vacuum cleaner segment.

•	Consul brand water purifiers that can be installed and maintained by consumers. Small and compact, the water purifiers can be placed on a counter or wall-mounted.

•	Whirlpool Asia Region launched:

•

A premium line of frost-free refrigerators in India called the Protton World Series. Available in two-door or three-door models, Protton World Series refrigerators are India’s first eco-friendly refrigerators.

•

A line of air conditioners in India under the Mastermind Chrome and Mastermind Aviator brand names. The products also feature India’s first sliding panel to ensure greater air flow leading to better cooling; advanced 6th Sense technology for fast, powerful, energy-efficient cooling; and filters that remove dust and bacteria while releasing a refreshing aroma.

FIRST-QUARTER 2010 AWARDS AND ACCOMPLISHMENTS

•

Whirlpool Corporation was recognized with the 2009 ENERGY STAR® Sustained Excellence award by the U.S. Environmental Protection Agency (EPA). This is the company’s 11th ENERGY STAR® award and fifth consecutive Sustained Excellence win.

•	Whirlpool Corporation ranked fifth on Fast Company’s list of the World’s Most Innovative Companies in the Consumer Products category.

•

Whirlpool Corporation was named to the 2009/2010 Ocean Tomo 300 Patent IndexTM, the first equity index based on the value of corporate intellectual property, for the fourth consecutive year. The Index is priced and published by the NYSE Euronext.

•	Maytag brand Performance Series washing machines received an NSF certification with new protocol for “Allergen Reduction Performance of Residential and Commercial Family-Sized Clothes Washers.”

•

Whirlpool Latin America, Dow Chemical Brazil and Habitat for Humanity International® joined forces to build 32 affordable houses in Guarujá, Brazil. The project will benefit more than 100 people who are living in substandard housing.

•

Whirlpool Europe received the Ecohitech award in the prestigious “Electrical and Electronic Products (Hi-Tech)” category for its Green Generation product offerings. The Ecohitech award is the first and most important Italian recognition in the field of sustainability and energy efficiency.

•	The Whirlpool brand became the most preferred brand in Italy, based on research conducted by the Demoskopea & Research Plus.

•

Bauknecht Germany won awards in the LifeCare – Better Living initiative for the fourth year in a row. This year, the brand won three product awards and the special “Responsible Company” award for its GreenKitchen design concept.

•

In India, the Whirlpool brand 1-2-3 washing machine was named “Product of the Year/Best Innovative Product.” The award marks the second year in a row that a Whirlpool India product has earned this top honor.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of approximately $17 billion in 2009, 67,000 employees, and 67 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:

This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (2) the effects of the global economic crisis on our customers, suppliers and the availability of credit; (3) Whirlpool’s ability to continue its relationship with significant trade customers, and the ability of these trade customers to maintain or increase market share; (4) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (5) the ability of Whirlpool to manage foreign currency fluctuations; (6) product liability and product recall costs; (7) litigation and legal compliance risks; (8) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (9) inventory and other asset risk; (10) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (11) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (12) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and other postretirement benefit plans; (13) Whirlpool’s ability to obtain and protect intellectual property rights; (14) information technology system failures and data security breaches (15) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (16) the effects of governmental investigations or related actions by third parties; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment, including environmental and health and safety regulations. Additional information concerning these and other factors can be found in Whirlpool Corporation’s filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)

THREE MONTHS ENDED MARCH 31

(Millions of dollars, except per share data)

	2010	2009
Net sales	$4,272	$3,569
Expenses
Cost of products sold	3,633	3,045
Selling, general and administrative (exclusive of intangible amortization)	371	327
Intangible amortization	7	7
Restructuring costs	20	24

Operating profit	241	166

Other income (expense)
Interest and sundry income (expense)	(12)	(47)
Interest expense	(58)	(62)

Earnings before income taxes and other items	171	57
Income tax benefit	(3)	(16)

Net earnings	174	73
Less: Net earnings available to noncontrolling interests	(10)	(5)

Net earnings available to Whirlpool common stockholders	$164	$68

Per share of common stock
Basic net earnings available to Whirlpool common stockholders	$2.17	$0.92

Diluted net earnings available to Whirlpool common stockholders	$2.13	$0.91

Dividends	$0.43	$0.43

Weighted-average shares outstanding (in millions)
Basic	75.4	74.2
Diluted	76.8	74.7

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(Millions of dollars, except share data)

	(Unaudited) March 31, 2010	December 31, 2009
Assets
Current assets
Cash and equivalents	$1,191	$1,380
Accounts receivable, net of allowance for uncollectible accounts of $71 and $76 at March 31, 2010 and December 31, 2009, respectively	2,440	2,500
Inventories	2,437	2,197
Deferred income taxes	331	295
Other current assets	641	653

Total current assets	7,040	7,025

Other assets
Goodwill	1,731	1,729
Other intangibles, net of accumulated amortization of $139 and $132 at March 31, 2010 and December 31, 2009, respectively	1,786	1,796
Other assets	1,442	1,427

Total other assets	4,959	4,952

Property, plant and equipment
Land	75	77
Buildings	1,197	1,207
Machinery and equipment	8,129	8,193
Accumulated depreciation	(6,322)	(6,360)

Total property, plant and equipment, net	3,079	3,117

Total assets	$15,078	$15,094

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$3,323	$3,308
Accrued expenses	638	632
Accrued advertising and promotions	306	475
Employee compensation	569	501
Notes payable	17	23
Current maturities of long-term debt	334	378
Other current liabilities	699	624

Total current liabilities	5,886	5,941

Noncurrent liabilities
Long-term debt	2,498	2,502
Pension benefits	1,547	1,557
Postretirement benefits	708	693
Other liabilities	648	641

Total noncurrent liabilities	5,401	5,393

Commitments and contingencies

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 105 million shares issued at March 31, 2010 and December 31, 2009, 75 million shares outstanding at March 31, 2010 and December 31, 2009	105	105
Additional paid-in capital	2,074	2,067
Retained earnings	4,324	4,193
Accumulated other comprehensive income (loss)	(980)	(868)
Treasury stock, 30 million shares at March 31, 2010 and December 31, 2009	(1,828)	(1,833)

Total Whirlpool stockholders’ equity	3,695	3,664

Noncontrolling interests	96	96

Total stockholders’ equity	3,791	3,760

Total liabilities and stockholders’ equity	$15,078	$15,094

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

THREE MONTHS ENDED MARCH 31

(Millions of dollars)

	2010	2009
Operating activities
Net earnings	$174	$73
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	134	115
Curtailment gain	(29)	(92)
Decrease in LIFO inventory reserve	(5)	—
Changes in assets and liabilities:
Accounts receivable	24	114
Inventories	(271)	(27)
Accounts payable	66	(362)
Restructuring charges, net of cash paid	(5)	(16)
Taxes deferred and payable, net	(7)	(12)
Accrued pension	(3)	(7)
Employee compensation	85	62
Other	(92)	(120)

Cash provided by (used in) operating activities	71	(272)

Investing activities
Capital expenditures	(146)	(112)
Proceeds from sale of assets	1	13
Investment in related businesses	(5)	—

Cash used in investing activities	(150)	(99)

Financing activities
Repayments of long-term debt	(46)	(1)
Dividends paid	(33)	(32)
Purchase of noncontrolling interest shares	(12)	—
Common stock issued	7	—
Net (repayments) proceeds from short-term borrowings	(6)	458
Other	—	(5)

Cash (used in) provided by financing activities	(90)	420

Effect of exchange rate changes on cash and equivalents	(20)	(2)

(Decrease) increase in cash and equivalents	(189)	47
Cash and equivalents at beginning of period	1,380	146

Cash and equivalents at end of period	$1,191	$193

SUPPLEMENTAL INFORMATION - CONSOLIDATED CONDENSED STATEMENTS OF INCOME

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions of dollars except per share data)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including adjusted operating profit, adjusted earnings before income taxes and other items (hereafter referred to as “adjusted earnings before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company’s ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes and other items, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the below reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, diluted earnings per share available to Whirlpool common stockholders, for the three-months ended March 31, 2010.

	Three-Months Ended
	March 31, 2010
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$241	$171	$2.13

Supplier-related quality issue accrual (a)	75	75	0.61
OPEB curtailment gain (b)	(29)	(29)	(0.23)

Adjusted Non-GAAP measure	$287	$217	$2.51

(a)	We currently expect to undertake a corrective action to address a supplier-related quality and potential product safety issue. During the March 2010 quarter, we have accrued $75 million for this matter based on our current estimate of the costs of the action. The diluted earnings per share impact is calculated based on an income tax impact of approximately $28 million.
(b)	During the March 2010 quarter we recognized a curtailment gain of $29 million related to a retiree healthcare plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $11 million. The company expects to recognize a curtailment gain of approximately $62 million during 2010.

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes and other items, and diluted earnings per share available to Whirlpool common stockholders, for the three-months ended March 31, 2009.

	Three-Months Ended
	March 31, 2009
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$166	$57	$0.91

Product recall (c)	23	23	0.19
Foreign operating tax settlement (d)	26	42	0.37
OPEB curtailment gain (e)	(89)	(89)	(0.74)

Adjusted Non-GAAP measure	$126	$33	$0.73

(c)	During the March 2009 quarter, we announced, in a joint press release issued with the U.S. Product Safety Commission, a voluntary recall of 1.8 million refrigerators sold in the U.S. and Canada between 2001 and 2004. During the March 2009 we accrued a $23 million charge related to this recall. The diluted earnings per share impact is calculated based on an income tax impact of approximately $9 million.
(d)	During the March 2009 quarter, we entered into a settlement with the Brazilian government under a special program related to certain IPI tax credits and recorded an accrual of $42 million comprised of $26 million in tax charged to cost of products sold, $13 million in interest expense and $3 million in penalties charged to interest and sundry income (expense) in our Consolidated Condensed Statement of Income. The diluted earnings per share impact is calculated based on an income tax impact of approximately $14 million.
(e)	During the March 2009 quarter, we announced the suspension of the annual credit to retiree health savings accounts “RHSA” for the majority of active participants. The result of the indefinite suspension was a one-time curtailment gain of $89 million included in net periodic cost with an offset to other comprehensive income, net of tax. The diluted earnings per share impact is calculated based on an income tax impact of approximately $33 million.

Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended March 31, 2010.

	Three-Months Ended March 31, 2010
	Segment Operating Profit	Supplier- related Quality Issue Accrual (a)	OPEB Curtailment Gain (b)	Adjusted Segment Operating Profit

North America	$94	$75	$(29)	$140

Europe	27	—	—	27

Latin America	167	—	—	167

Asia	11	—	—	11

Other/Eliminations	(58)	—	—	(58)

Total Whirlpool	$241	$75	$(29)	$287

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three-months ended March 31, 2009.

	Three-Months Ended March 31, 2009
	Segment Operating Profit	Product Recall(c)	Operating Tax Settlement(d)	OPEB Curtailment Gain(e)	Adjusted Segment Operating Profit

North America	$164	$23	$—	$(87)	$100

Europe	—	—	—	—	—

Latin America	57	—	26	—	83

Asia	5	—	—	—	5

Other/Eliminations	(60)	—	—	(2)	(62)

Total Whirlpool	$166	$23	$26	$(89)	$126

Adjusted Diluted Earnings Per Share (2010 Outlook)

The reconciliation provided below reconciles projected 2010 adjusted diluted earnings per share with projected 2010 diluted earnings per share available to Whirlpool common stockholders, the most directly comparable GAAP financial measure:

2010 Outlook

Diluted earnings per share	$8.00 – 8.50

Supplier-related quality issue accrual (g)	0.61
OPEB curtailment gain(g)	~ (0.51)

Adjusted Non-GAAP measure	$8.10 – 8.60

(g)	See footnotes (a) and (b) above under “Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share.”

Free Cash Flow (Actual and 2010 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles actual 2010 and 2009 and projected 2010 free cash flow with actual and projected cash (used in)/provided by operations, the most directly comparable GAAP financial measure.

	Three-Months Ended March 31		2010 Outlook
(millions of dollars)	2010	2009
Cash provided by / (used in) operating activities	$71	$(272)	$1,050 – 1,150

Capital expenditures	(146)	(112)	(550 – 600)

Proceeds from sale of assets	1	13	0 – 50

Free cash flow	$(74)	$(371)	$500 - 600

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